EXHIBIT (21) SUBSIDIARIES OF THE REGISTRANT

  Technitrol, Inc., which has no parent, has the following subsidiaries:

     Name                        State of Incorporation    Percent Owned
John Chatillon & Sons, Inc.           New York                  100%
Advanced Metallurgy, Inc.             Pennsylvania              100%
Technitrol International, Inc.        Delaware                  100%
Chace Precision Metals, Inc.          Delaware                  100%
Lloyd Instruments, Ltd.               United Kingdom            100%
Technitrol Investments, Inc.          Delaware                  100%
Fil-Mag, Inc.                         California                100%
Fil-Mag Taiwan Corporation            Taiwan                    100%
Fil-Mag Philippines Corporation       Philippines               100%







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